Exhibit 10.1

August 19, 2026

Chris Boynton

[Redacted]

Dear Chris,

We are pleased to offer you the position of Chief Financial Officer (CFO) at Karman Space & Defense (“Karman” or the “Company”) reporting to Jon Rambeau, Chief Executive Officer. Your anticipated start date will be Monday, September 14, 2026 (the “Start Date”). This agreement is contingent upon and subject to your commencing employment with the Company and the approval of the Company’s Compensation Committee.

Your annual salary for this exempt position is $750,000 (the “Base Salary”) subject to applicable tax withholding, paid on a bi-weekly basis pursuant to Karman’s regular payroll policy.

You will also be provided a one-time, sign-on bonus of $500,000 upon the start of your employment, less applicable taxes and authorized deductions and payable within 30 days of your start date. In the event you resign without Good Reason or are terminated for Cause within 12 months of your Start Date, you will be required to repay 100% of the sign-on bonus.

In addition to your base salary, you will be eligible to participate in Karman’s annual bonus incentive program with a target opportunity of 100% of your Base Salary and a stretch performance target opportunity of 150% of your Base Salary. For your first year of employment, calendar year 2026, you will be eligible for a bonus pro-rated from your start date, subject to your continued employment through the applicable payment date. Thereafter, bonus awards will be discretionary and based on individual performance and Company performance against goals established and approved by the Board of Directors of Karman Holdings, Inc (the “Board).

During your employment, you will be eligible to receive equity awards pursuant to the Karman 2025 Stock Incentive Plan (the “LTIP”) starting in 2027, with an annual grant date target award value equal to 300% of your Base Salary. The type of equity award and all applicable terms and conditions of the awards, shall be determined by the Compensation

Committee of the Board in its discretion. Your initial LTIP grant for calendar year 2026 shall not be subject to proration, shall cover 37,860 shares of Karman Holdings, Inc. and delivered in 70% Performance Stock Units (PSUs) and 30% Restricted Stock Units (RSUs) and will follow the 2026 annual grant methodology and vesting schedule employed for senior executives. Subsequent LTIP grants for 2027 and beyond will follow Karman’s standard equity award practices for executives of the Company and will be governed by the terms and conditions applicable to such awards, as determined by the Compensation Committee of Board in its discretion.

This role is assigned as an on-site position, based in the Washington DC area, with relocation assistance as outlined below. You agree that you will relocate to the Washington DC area within 12 months following your start date. In connection with this relocation, the company will provide you with relocation benefits covering reasonable and documented expenses such as moving and transportation costs, temporary housing for up to 60 days, travel expenses for house-hunting trips, closing costs and fees associated with the sale of your current residence and purchase of a new residence in the Washinton DC area. All reimbursable expenses must be submitted with supporting documentation within 30 days of being incurred and will be paid in accordance with Karman’s standard expense reimbursement procedures. In the event you resign without Good Reason or are terminated for Cause within 12 months of your start date, you will be required to repay 100% of any relocation reimbursements received.

Benefits eligibility begins on the first day of the month following your hire date, or on your hire date if it falls on the first of the month, for medical, dental, and vision coverage, as well as short- and long-term disability, life insurance, and voluntary benefits. The role includes five weeks of vacation under the executive PTO program and five sick days annually. Eligibility for the 401(k) plan begins on the first of the month after completing 60 days of employment. There is a 4% company match on 401(k) contributions. Company holidays are available immediately upon hire with no waiting period.

Please note that the benefit plans of the Company are subject to change and may be amended, modified, or terminated at any time, at the sole discretion of the Company’s management. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us no later than your date of hire. This offer of employment is contingent upon successful completion of the Company’s background check and screening.

Your initial job responsibilities will be those outlined in your discussions with representatives of Karman and this letter; however, your title, duties, responsibilities, and reporting structure may change as needs dictate, in the discretion of Karman.

During your employment with the Company, you will have access to confidential, proprietary and trade secret information of the Company and its affiliates. Your employment with the Company is conditioned on compliance with the Company’s policies and procedures protecting and regarding such confidential, proprietary and trade secret information, including signing and returning the Employee Confidentiality Agreement, provided to you separately. Any intellectual property that you may develop while employed by the Company that is directly related to your job duties and responsibilities shall immediately become the property of the Company.

You shall comply with all policies and procedures of the Company, as such policies are communicated to you, and all applicable laws and regulations of any jurisdiction in which the Company does business. Your offer of employment with the Company is also contingent upon your execution of such documents for new employees as the Company deems necessary, including, without limitation, the Employee Confidentiality Agreement. Compliance with these agreements is important to ensure protection of the Company’s confidential and trade secret information and to protect the Company from unfair competition.

As your employment with the Company is at-will, the Company may terminate your employment at any time and for any reason, with or without cause.

For purposes of this Agreement, “Cause” shall mean: (a) your failure to perform the duties of your position in a satisfactory manner; (b) your fraud, misappropriation, embezzlement, or any acts of dishonesty in connection with your work for the Company; (c) any act or omission by you involving moral turpitude that violates criminal law; (d) your illegal use of drugs or excessive use of alcohol in the workplace; (e) your intentional and willful misconduct that may subject the Company to criminal or civil liability; (f) your commission of any act, occurring or coming to light during your employment with the Company, that brings or would bring you or the Company into public contempt or ridicule; (g) your breach of your duty of loyalty to the Company, including the diversion or usurpation of corporate opportunities belonging to the Company; (h) your violation of Company policies and procedures, including, but not limited to, policies against discrimination, harassment, and retaliation; (i) your breach of any of the material terms of this letter or any other material written agreement between you and the Company; and (i) your insubordination or deliberate refusal to follow the instructions of the Board or officers of the Company.

For purposes of this Agreement, “Good Reason” shall mean: (a) material reduction in your Base Salary or target annual bonus opportunity; (b) a material diminution in your authorities or duties; or (c) a material change in who you report to; or (d) the Company materially changes your primary work location to a location more than 35 miles from the Washington, DC location. To resign for Good Reason, you must provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within sixty (60) days after the first occurrence of such circumstances, the Company shall then have thirty (30) days in which to cure or remedy such circumstance and you must resign your employment immediately following expiration of such thirty (30) day cure period to the extent such event remains uncured. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived.

If the Company terminates your employment without Cause or you resign for Good Reason, other than in connection with a Change in Control (as defined in the LTIP), the Company shall provide you the following payments (the “Severance Benefits”): (a) continued payment of your then current Base Salary for a period of twelve (12) months, payable in accordance with the Company’s regular payroll practices; (b) an amount equal to your target annual bonus, payable when annual bonuses are otherwise payable to senior executives of the Company; and (c) subject to your timely election for group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will pay the share of the premium for such coverage that it pays for active and similarly situated employees who receive the same type of coverage as you had on the date of your termination, in accordance with COBRA, beginning the first day of the calendar month following your termination of employment and ending on the earlier of twelve (12) months from the date of termination, the date you cease to be eligible for COBRA or the date you, your spouse and eligible dependents, if applicable, become eligible to be covered under another employer’s medical, dental and vision plans.

If the Company terminates your employment without Cause or you resign for Good Reason, upon or within twelve (12) months following a Change in Control, the Company shall provide you the following payments in lieu of the Severance Benefits (the “CiC Severance Benefits”): (a) continued payment of your then current Base Salary for a period of eighteen (18) months, payable in in a lump sum; (b) an amount equal to your target annual bonus, payable when annual bonuses are otherwise payable to senior executives of the Company; ; and (c) subject to your timely election for COBRA, the Company will the share of the premium for such coverage that it pays for active and similarly situated employees who receive the same type of coverage as you had on the date of your termination, in accordance with COBRA, beginning the first day of the calendar month following your termination of employment and ending on the earlier of eighteen (18) months from the date of termination, the date you cease to be eligible for COBRA or the date you, your spouse and eligible dependents, if applicable, become eligible to be covered under another employer’s medical, dental and vision plans.

Notwithstanding the forgoing, the Company’s obligation to pay the Severance Benefits or CiC Severance Benefits, as applicable, shall be conditioned upon (i) your execution and delivery to the Company of a general release of claims in favor of the Company and its affiliates, as well as post-termination non-disparagement, cooperation and other obligations reasonably requested by the Company, which agreement will be in a form that is acceptable to the Company, within the maximum period of time specified in the release agreement for its execution and delivery, provided, however, that in no event will that date be more than sixty (60) days following the date of such termination, and your non-revocation of such release during the applicable revocation period, and (ii) your continued compliance with the terms of the Employee Confidentiality Agreement. If your date of termination and the last day of the applicable revocation period could fall in two separate taxable years, regardless of when you actually execute the release, payments will not commence until the later taxable year.

The Company may withhold from any payments made to you all applicable taxes, including but not limited to income, employment, and social insurance taxes, as required by law. You acknowledge and represent that the Company has not provided any tax advice to you in connection with this Agreement and you have been advised by the Company to seek tax advice from your own tax advisors regarding this Agreement and payments and benefits that may be made to you pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to such payments. While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever will the Company Group be liable for any additional tax, interest or penalties that may be imposed on you as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

Notwithstanding any provision in this Agreement to the contrary:

•

The payment (or commencement of a series of payments) of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment will be delayed until such time as you have also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of your termination of employment) will be paid (or commence to be paid) to you on the schedule and subject to the terms set forth in this Agreement as if you had undergone such termination of employment (under the same circumstances) on the date of your ultimate “separation from service.”

•

Any payment otherwise required to be made to you hereunder at any date as a result of the termination of your employment will be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, you will be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence and any remaining payments not so delayed will continue to be paid pursuant to the payment schedule set forth herein.

•	Each payment in a series of payments hereunder will be deemed to be a separate payment for purposes of Section 409A of the Code.

Please be advised that this offer letter does not create an expressed or implied contract of employment between you and the Company and does not guarantee employment for any specified period. Your relationship with the Company will be one of employment at-will, which may be terminated by either you or the Company at any time, with or without notice, and for any reason or no reason whatsoever, in each case subject to the Company’s policies (as amended from time to time). Your signature below confirms that no promises or agreements contrary to the Company’s at-will employment relationship have been committed to you by any of your discussions with officers, personnel, or any other representatives of the Company at any time. You further understand that this at-will relationship can be changed only by a written agreement signed by you and the Company that is authorized by the Board of Directors.

We hope that you will find the above terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating this letter and returning to me via email at [Redacted] . This offer, if not accepted, will expire at the close of business on Friday, August 28 at which time, if not accepted, it shall expire. If you have any questions, please call me at [Redacted].

Sincerely,

Jon Rambeau

Chief Executive Officer

Karman Space & Defense

Signed:	/s/ Chris Boynton

Date: August 19, 2026